Exhibit 99.1

WaferGen Bio-systems Reports Results for Fourth Quarter and Fiscal Year 2015

Company Reports Record Quarterly Revenues of $2.4 Million that Include Initial Two ICELL8™ Single-Cell System Sales

Fourth Quarter Revenues Represent 20% Growth over Third Quarter 2015 and 49% over Fourth Quarter 2014

Full-Year 2016 Revenue Guidance Reflects 67% to 81% Growth over Full-Year 2015 Revenues

FREMONT, California – March 8, 2016 – WaferGen Bio-systems, Inc. (NASDAQ: WGBS), a life sciences company focused on developing and commercializing technology platforms for genomic solutions, announced today its financial results for the fourth quarter and 12-months ended December 31, 2015.

Key Recent Highlights

•
Completed initial two commercial sales of ICELL8™ Single-Cell System - one to a major global pharmaceutical company and the second to the Neural Stem Cell Institute, a not-for-profit organization that specializes in translational therapeutic stem cell research for diseases of the nervous system

•
Presented results from Genentech, Karolinska Institutet, National Jewish Health, and MD Anderson Cancer Center highlighting ICELL8™ Single-Cell System performance at the Advances in Genome Biology and Technology (“AGBT”) 2016 General Meeting

•
Signed a supply agreement with BloodCenter of Wisconsin (“BCW”), a not-for-profit organization that specializes in blood services, diagnostic testing, organ, tissue and marrow donation, medical services and leading-edge research, to provide SmartChip™ Real-Time PCR solutions to BCW to perform high-throughput molecular red cell antigen typing of blood donors

•	Announced publication of BGI data in GigaScience demonstrating utility of ICELL8™ technology for single-cell analysis in cancer research

•	Raised net proceeds of approximately $15.7 million in a public offering in October

“We are very pleased with the trajectory of our business,” said Rollie Carlson, Ph.D., President and Chief Executive Officer of WaferGen. “The launch of our ICELL8 Single-Cell System is off to a strong start, with the first two commercial sales having been recorded in the fourth quarter. In addition, the feedback we received from researchers regarding the ICELL8 at AGBT, where WaferGen had a substantial presence, was highly encouraging, and reinforced our confidence in the significant commercial potential of this new product. Moreover, the demand for our existing products continues to be strong, and we are optimistic about our future prospects here, as well. Following our recent public offering, we are also in a solid financial position as we move into

2016. We are confident that WaferGen is well positioned to achieve the strong 67% to 81% revenue growth the company anticipates in 2016.”

Fourth Quarter Ended December 31, 2015

Total revenue for the three months ended December 31, 2015, comprising product, license and royalty revenue, was approximately $2.4 million, compared to approximately $1.6 million for the prior year period. This was driven primarily by a $789,000, or 53%, increase in product revenue. The increase in product revenue was primarily attributable to increases for the three months ended December 31, 2015, in sales of SmartChip Real-Time PCR Chip panels and services, with revenue up 178% from the comparable 2014 period, and sales of our Real-Time PCR Chip capital equipment, with revenue up 36% from the comparable 2014 period. License and royalty revenue, at $125,000 in the three months ended December 31, 2015, was unchanged from the prior year period.

Gross profit and gross profit margins in the fourth quarter of 2015 were approximately $1.1 million and 47%, respectively, compared to gross profit and gross profit margins of approximately $0.8 million and 48%, respectively, in the fourth quarter of 2014.

Operating expenses in the three months ended December 31, 2015, increased by $80,000 to $4.4 million, compared to $4.3 million for the same period of 2014. Sales and marketing expenses increased $328,000 to approximately $1.5 million, compared to approximately $1.1 million in the three months ended December 31, 2014. Research and development expenses increased $175,000 to approximately $2.1 million, compared to approximately $2.0 million for the same quarter in 2014. General and administrative expenses decreased $423,000 to approximately $0.8 million, compared to approximately $1.2 million in the fourth quarter of 2014.

Net loss for the three months ended December 31, 2015, was approximately $3.2 million, compared to a net loss of approximately $3.3 million in the same period of 2014. Net loss attributable to common stockholders for the three months ended December 31, 2015, was approximately $7.9 million, or $0.57 per share, compared to a net loss attributable to common stockholders of approximately $3.3 million, or $0.58 per share, in the same period of 2014. Net loss attributable to common stockholders for the three months ended December 31, 2015, includes an accretion charge of approximately $4.7 million related to preferred stock issued in our October 2015 public offering.

12-Months Ended December 31, 2015

Total revenue for the 12-months ended December 31, 2015, comprising product, license and royalty revenue, was approximately $7.2 million, compared to approximately $6.0 million for full-year 2014. This growth was primarily due to an increase in sales of our SmartChip Real-Time PCR Chip panels and services in the 12-months ended December 31, 2015, with revenue up 124% from full-year 2014. License and royalty revenue was unchanged at $500,000 in the 12-months ended December 31, 2015.

In the 12-months ended December 31, 2015, gross profit and gross profit margins were approximately $3.9 million and 55%, respectively, compared to gross profit and gross profit margins of approximately $3.4 million and 57%, respectively, for full-year 2014.

Operating expenses in the 12-months ended December 31, 2015 totaled approximately $19.0 million, compared to approximately $15.9 million for full-year 2014. Research and development expenses increased approximately $2.6 million to approximately $9.3 million, compared to approximately $6.7 million for full-year 2014, primarily as a result of increased activities related to the development and commercialization of the company’s single-cell products. Sales and marketing expenses increased $619,000 to approximately $5.4 million, compared to approximately $4.7 million for full-year 2014. General and administrative expenses for 2015 were nearly unchanged from 2014 at $4.4 million.

Net loss for 2015 was approximately $15.3 million, an increase of approximately $4.6 million, compared to a net loss of approximately $10.7 million for 2014. Net loss attributable to common stockholders for 2015 was approximately $20.0 million, or $2.58 per share, compared to a net loss attributable to common stockholders of approximately $10.7 million, or $4.17 per share, for 2014. Net loss attributable to common stockholders in 2015 includes an accretion charge of approximately $4.7 million related to preferred stock issued in our October 2015 public offering.

At December 31, 2015, WaferGen had cash and cash equivalents of approximately $15.2 million.

2016 Guidance
WaferGen continues to expect full-year 2016 revenue to be between $12.0 million and $13.0 million.

Conference Call & Webcast
Tuesday, March 8th @ 5pm Eastern:
Domestic:        877-407-3982
International:        201-493-6780
Conference ID:     13631278
Webcast:        http://public.viavid.com/player/index.php?id=118499

Replays, available through March 22:
Toll-Free:        877-870-5176
International:        858-384-5517
Conference ID:     13631278

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a cutting edge platform which can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing (“NGS”). The system has demonstrated unbiased isolation of up to 1,800 single cells ranging from 5-100 µm in size on a single chip, including single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to NGS-ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

LifeSci Advisors, LLC
Brian Ritchie
BRitchie@LifeSciAdvisors.com

WaferGen Bio-systems, Inc.
Rollie Carlson
Rollie.Carlson@wafergen.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenue:
Product	$2,276	$1,487	$6,667	$5,501
License and royalty	125	125	500	500

Total revenue	2,401	1,612	7,167	6,001

Cost of product revenue	1,282	833	3,220	2,572

Gross profit	1,119	779	3,947	3,429

Operating expenses:
Sales and marketing	1,469	1,141	5,359	4,740
Research and development	2,143	1,968	9,280	6,717
General and administrative	765	1,188	4,400	4,422

Total operating expenses	4,377	4,297	19,039	15,879

Operating loss	(3,258)	(3,518)	(15,092)	(12,450)

Other income and (expenses):
Interest expense, net	(137)	(183)	(463)	(503)
Contingent earn-out adjustment	304	229	304	229
Gain on revaluation of warrant derivative liabilities, net	14	237	122	2,200
Loss on extinguishment of debt	—	—	—	(129)
Miscellaneous expense	(5)	(28)	(54)	(37)

Total other income and (expenses)	176	255	(91)	1,760

Net loss before provision for income taxes	(3,082)	(3,263)	(15,183)	(10,690)

Provision for income taxes	130	—	132	3

Net loss	(3,212)	(3,263)	(15,315)	(10,693)

Accretion on Series 2 convertible preferred stock associated with beneficial conversion feature	(4,678)	—	(4,678)	—

Net loss attributable to common stockholders	$(7,890)	$(3,263)	$(19,993)	$(10,693)

Net loss per share – basic and diluted	$(0.57)	$(0.58)	$(2.58)	$(4.17)

Shares used to compute net loss per share – basic and diluted	13,830	5,653	7,735	2,567

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands)

	December 31, 2015	December 31, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$15,236	$14,732
Accounts receivable	2,201	1,481
Inventories, net	1,998	813
Prepaid expenses and other current assets	404	380

Total current assets	19,839	17,406

Property and equipment, net	1,052	869
Goodwill	990	990
Intangible assets, net	912	1,362
Other assets	80	80

Total assets	$22,873	$20,707

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,029	$1,494
Accrued payroll and related costs	1,200	1,379
Current portion of long-term debt	180	117
Other accrued expenses	917	832

Total current liabilities	4,326	3,822

Long-term debt, net of discount and current portion	2,570	2,235
Warrant derivative liabilities	4	126
Deferred income taxes	128	—
Other liabilities	148	444

Total liabilities	7,176	6,627

Stockholders’ equity:
Preferred Stock	2,214	—
Common Stock	120,329	105,611
Accumulated deficit	(106,846)	(91,531)

Total stockholders’ equity	15,697	14,080

Total liabilities and stockholders’ equity	$22,873	$20,707